UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On July 2, 2006, UIL Holdings Corporation (the Registrant) and parent company of United Resources, Inc. (URI) that wholly owns Xcelecom, Inc. (Xcelecom) consummated the partial asset sale of Xcelecom’s wholly owned subsidiary M. J. Daly & Sons Incorporated (M. J. Daly) to M.J. Daly, LLC. M. J. Daly & Sons Incorporated is a leading provider of mechanical construction, mechanical services, fire protection, and fabrication services businesses.

Xcelecom sold $3.8 million of book value (assets less liabilities) for $1.75 million in cash. Terms of the sale are for $1.4 million to be paid at closing and $350 thousand to be paid according to certain “holdback” provisions within the contract over a two year period. Xcelecom will use the proceeds to settle outstanding liabilities. The after-tax net loss is expected to be between $1.3 and $1.5 million including estimated cash transaction costs consisting of legal, advisory fees and others ranging between $150 thousand and $400 thousand.

“The asset sale of M. J. Daly is one step in the divestiture plan announced on April 24, 2006 to sell Xcelecom in order to focus on our core utility business” commented Nathaniel D. Woodson, UIL’s Chairman of the Board of Directors and President of URI.

As Xcelecom negotiates the sales of its other businesses, the total net results and the financial impact will not be known until all components are sold. Potential future gains or impairments will be provided timely as required by public reporting rules.

UIL Holdings Corporation is the holding company for The United Illuminating Company and several non-utility businesses, including, Xcelecom, Inc., United Capital Investments, Inc. and United Bridgeport Energy, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 07/06/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer